FREE WRITING PROSPECTUS dated August 25, 2011	Filed pursuant to Rule 433
to Prospectus Supplement and Prospectus dated February 4, 2010	Registration Statement No. 333-164694
relating to the Eksportfinans ASA U.S. Medium Term Note Program

Eksportfinans ASA
US$ 250mm FRN Tap due 5 April 2013

Bond Terms: 25th August 2011

Issuer	Eksportfinans ASA
Rating	Aa1 (outlook stable) (Moody’s) / AA (outlook negative) (S&P)†
Lead Manager	Deutsche Bank AG London, Goldman Sachs International and HSBC Bank plc
Pricing Date	25 August 2011
Settlement Date	02 September 2011
Maturity Date	05 April 2013
Issue Amount	US$ 250,000,000 Bringing total outstanding to US$ 750,000,000
Benchmark	3 month US$ LIBOR
Coupon	3 month US$ LIBOR + 20 bps
Reoffer Spread	3 month US$ LIBOR + 18 bps
Re-offer Price	100.034%
Fees	None
Accrued Interest	US$ 182,633.68 (59 days accrued)
Net Proceeds	US$ 250,267,633.68
Redemption Price	100.00% of notional amount
Day Count Fraction	Actual / 360 ISDA, Modified Following, Adjusted
Coupon Payment Dates	Quarterly, every 5 July, 5 October, 5 January, and 5 April; starting on 5 October 2011 up to and including the Maturity Date
3m US$ LIBOR Definition	3m US$ LIBOR will fix 2 London Business Days prior to the Coupon Payment Date Reference to REUTERS page LIBOR01
Business Days	New York, London
Listing	NYSE
Documentation	Issuer’s US MTN Programme
Denominations	US$ 2,000 + US$ 1,000
Calculation Agent	Goldman Sachs International
Governing Law	New York Law
Format	SEC Registered
Settlement	DTC, Euroclear, Clearstream
ISIN	US28264QU939
CUSIP	28264QU93

† A credit rating reflects the creditworthiness of the Issuer in the view of the rating agency and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs International collect at 1-866-471-2526.

We will not offer or sell notes into the United States except through U.S. registered broker-dealers.